ARTICLES OF INCORPORATION

                                   OF

                           Peoplesway.Com, Inc.
        ----------------------------------------------------------

   Pursuant to Sec. 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business Corporation.

                              ARTICLE I

   The name of the Corporation is Peoplesway.Com, Inc.

                              ARTICLE II

   The Corporation is authorized to issue one million shares. These shares shall be all one class, designated as common stock.

                              ARTICLE III

   The street address and county of the initial registered office is 19425-G Liverpool Parkway, Cornelius, North Carolina 28031, Mecklenburg County.

                              ARTICLE IV

   The mailing address of the initial registered office is 19425-G Liverpool Parkway, Cornelius, North Carolina 28031.

                              ARTICLE V

   The name of the initial registered agent is John F. Hanzel.

                              ARTICLE VI

   The name and address of the incorporator is John F. Hanzel, 19425-G Liverpool Parkway, Cornelius, North Carolina 28031.

                              ARTICLE VII
   These Articles are effective upon filing.

   This the 13th day of August, 1999.


                              /s/ John F. Hanzel
                              ----------------------------
                              JOHN F. HANZEL, Incorporator